Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 5, 2025, by and among Jena Acquisition Sponsor LLC II, and William P. Foley, II (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Jena Acquisition Corp, as of June 5, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: June 5, 2025	Jena Acquisition Sponsor LLC II

/s/ Michael L. Gravelle
Attorney–in Fact*

Date: June 5, 2025	William P. Foley, II

/s/ Michael L Gravelle
Attorney-in-Fact*

*	Michael L. Gravelle is signing on behalf of each of Jena Acquisition Sponsor LLC II and William P. Foley, II, in each case, pursuant to a power of attorney letter dated May 30, 2025, which was previously filed with the Commission as Exhibit 20.5 to a Form 4 filed by Jena Acquisition Sponsor LLC II and William P. Foley, II on May 30, 2025, which letter is incorporated by reference into this Schedule 13D.